Exhibit 10.19

                               OMNICOM GROUP INC.
                              EQUITY INCENTIVE PLAN

      1. Purposes: This plan has two purposes:

      (1)   To directly align the interests of shareholders and key employees;
            and

      (2) To bring Omnicom's compensation structures in line with competitive conditions.

      2. Effectiveness: This plan has been approved by Omnicom's Board of Directors but will become operative only if it is approved by vote of the holders of a majority of the shares of Omnicom's common stock voting on the plan at Omnicom's 2002 annual shareholders meeting. If this plan is so approved:

      (1) Options, restricted shares and other awards under other equity incentive plans will be deemed approved by shareholders but will not otherwise be affected; and

      (2) No new awards may be granted under Omnicom's previously adopted equity-based plans (other than its restricted stock plan for nonemployee directors),except with respect to shares relating to awards that are forfeited or cancelled.

      3. Types of Awards Authorized: The Compensation Committee of Omnicom's Board of Directors may authorize Omnicom to grant to employees of Omnicom or its subsidiaries equity-based awards relating to up to 7.7 million shares of Omnicom common stock, including without limitation:

      (1) Options: Stock options (which may but are not required to be qualified under Section 422 of the Internal Revenue Code), the term of which may not exceed seven years;

      (2) Restricted Shares: Restricted shares, which become non-forfeitable only upon the passage of time or occurrence of other events specified by the Compensation Committee;

      (3) Performance Shares: Performance-based awards that are payable in shares or such other consideration as the Compensation Committee may specify upon the achievement of performance goals established by the Compensation Committee; and

      (4) Other Awards: Stock bonus, dividend-equivalent and such other awards payable in or determined by reference to shares as the Compensation Committee may determine.

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Each award under this plan will be evidenced by an agreement, resolution or other writing (including in electronic medium) approved by the Compensation Committee fixing the specific terms of the award.

      4. Limitations: Awards under this plan will be subject to the following limitations:

      (1) Overall Limitation: No more than 7.7 million shares in total may be issued (with shares relating to awards that are forfeited or surrendered being added back);

      (2) Option Limitations: Options awarded under this plan will have such terms as the Compensation Committee may determine, except that:

            o The exercise price for any option may not be less than the fair market value (determined by reference to trading price) for Omnicom shares on the date of grant;

            o No option may have a term longer than seven years from the date of grant; and

            o Awards relating to no more than 0.5 million shares may be issued as options qualifying under Section 422 of the Internal Revenue Code.

      (3) Restricted Share Limitations: No more than 1.2 million shares may be awarded as restricted shares or other non-option awards, and restricted shares may become unrestricted by the passage of time no sooner than one-fifth per year over five years unless restrictions lapse sooner by virtue of an event specified by the Compensation Committee other than the passage of time.

      (4) Other Awards Limitations: Other awards authorized by Section 3(4) will not be granted to the extent they would involve the issuance of more than 385,000 common shares.

      (5) ss. 162(m) Limitations: No Omnicom employee may receive (x) stock-based awards in any one year relating to more than 1.0% of Omnicom's total issued common shares on the date of the award or (y) cash payments in any one year in excess of an amount equal to the average closing sales price for Omnicom common stock for the year prior to the year in which the payment is made times a number of shares equal to 1.0% of Omnicom's total issued common shares on the date the payment is made, provided, however, that to the extent necessary to comply with conditions for deductibility under Section 162(m) of the Internal Revenue Code, the calculations in (x) and (y) will be based on 203,729,179 shares, the number of Omnicom common shares outstanding on March 31, 2002 and $84.67, the average sales price for Omnicom common shares for the 12 months then ended.


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      (6)   No Repricing: The Compensation Committee may not, without further approval of Omnicom shareholders, authorize (x) the amendment of any outstanding option to reduce the exercise price of such option or
            (y) the cancellation of an outstanding option and its replacement with an award having a lower exercise price per share.

Notwithstanding any other provision of this plan, the Compensation Committee may adjust any of the foregoing limitations, and any award, that is expressed as a number (but not a percentage) as it determines to be equitable in light of any stock split, subdivision of shares or other change in Omnicom's capital structure, and may provide in substitution for any or all outstanding awards under this plan such alternative consideration as it may determine to be equitable and the surrender of any awards so replaced (subject to paragraph (5) above).

      5. Awards to Nonemployee Directors: Notwithstanding any other provision hereof, nonemployee directors may elect pursuant to procedures established by the Compensation Committee to receive all or any portion of their annual retainer in Omnicom shares in lieu of cash.

      6. Administration, Etc.: This plan will be administered by the Compensation Committee in accordance with regulations that the Committee may from time to time establish in respect of the plan. Without limiting any other provision of the plan, but subject to the limitations in Section 4, the Compensation Committee will have the power to take or authorize Omnicom to take any action contemplated to be taken by Omnicom under this plan, including:

      (1)   Selecting award recipients;

      (2) Determining the number of shares and other terms of any award, including where applicable performance targets;

      (3)   Fixing conditions to the exercisability or vesting of any award;

      (4) Otherwise approving the form of agreement or evidence providing for any award;

      (5) Making all determinations contemplated to be made under this plan or any award agreement or evidence; and

      (6) Taking any other action as the Compensation Committee may determine to be appropriate relating to this plan or any award, award agreement or evidence of award.

      7. Additional ss. 162(m) Provisions: The Compensation Committee may (but is not required to) grant an award under the plan that is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. The right to receive a performance-based award, other than options granted at not less than fair market value, will be conditioned on the achievement of written performance goals


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established by the Compensation Committee at the time the performance-based award is granted. These performance goals, which may vary from employee to employee and award to award, will be based upon the attainment by Omnicom or any of its subsidiaries, divisions or departments of specific amounts of, or increases in, one or more of the following, any of which may be measured either in absolute terms or as compared to other companies: earnings per share, net income, operating margin, return on equity, total stockholder return, revenue, cash flow, net worth, book value, shareholders' equity, market performance or the completion of certain business or capital transactions.

      8. Amendments: The Compensation Committee may at any time amend the plan in whole or in part, provided that if an amendment to the plan would (i) materially increase the benefits accruing to participants under the plan, (ii) materially increase the aggregate number of shares that may be issued under the plan, or (iii) materially modify the requirements as to eligibility for participation in the plan, then, to the extent required by applicable law or deemed necessary or advisable by the Compensation Committee, such amendment will be subject to shareholder approval. Any amendment that must be approved by Omnicom shareholders in order to comply with applicable law or stock exchange rules will not be effective unless that approval is obtained. Presentation of this plan or any amendment for shareholder approval will not, if applicable, be construed to limit Omnicom's authority to make awards under other plans without shareholder approval.

      9. Term: Awards may be granted under this plan for ten years following shareholder approval as contemplated by Section 2. The termination of the award period will not affect any previously granted award.


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